Contact: John Vuko
Chief Financial Officer
Genitope Corporation
Ph: 650-482-2000
IR@genitope.com

GENITOPE CORPORATION ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

(REDWOOD CITY, Calif.) November 10, 2004 – Genitope Corporation (Nasdaq: GTOP) announced today financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter of 2004, Genitope Corporation reported a net loss of $6.7 million, or a basic and diluted loss per share of $0.28, as compared to a net loss of $10.5 million, or a loss per share of $5.62, for the same period in 2003. Net loss for the third quarter of 2003 included a non-cash charge of $3.5 million related to the extinguishment of the Company’s convertible notes and cancellation of the Company’s Series E convertible preferred warrants and $0.7 million of non-cash interest expense associated with the amortization of the warrants issued in connection with two line of credit facilities, which were repaid in full subsequent to September 30, 2003. No such charges were recorded in 2004.

Total operating expenses for the third quarter of 2004 were $7.0 million, compared to $6.3 million in the third quarter of 2003. The increase was primarily due to higher staffing levels and clinical trial costs associated with the Company’s lead product candidate, MyVax® Personalized Immunotherapy, for the treatment of follicular B-cell non-Hodgkin’s lymphoma and increased corporate infrastructure and other operating costs required to support the Company’s growth and status as a public company.

As of September 30, 2004, cash, cash equivalents and marketable securities totaled $66.0 million compared to $29.8 million as of December 31, 2003.

Recent Corporate Progress and Outlook

“During the third quarter, we continued to move forward with our pivotal phase 3 clinical trial for MyVax® Personalized Immunotherapy for the treatment of B-cell non-Hodgkin’s lymphoma,” commented Dan W. Denney Jr., Ph.D., Genitope Corporation’s chairman and chief executive officer. “We continue to anticipate that the first interim analysis will be initiated in the second quarter of 2005. We are making steady progress with the initial plans for the build-out of our manufacturing facility and we expect to continue to grow our development and commercialization infrastructure over the next several quarters.”

About Genitope Corporation

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal Phase 3 clinical trial of MyVax® Personalized Immunotherapy in previously untreated indolent non-Hodgkin’s lymphoma patients. For more information about Genitope Corporation, please call 866-GENITOPE or visit www.genitope.com.

Forward Looking Statements

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding the progress of Genitope Corporation’s clinical programs, its planned expenditures and cash consumption, future financial results, the sufficiency of its financial resources and the timing of the initiation of the interim analysis in its pivotal phase 3 trial. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing MyVax® Personalized Immunotherapy, competition from other pharmaceutical or biotechnology companies, Genitope Corporation’s ability to obtain additional financing to support its operations and other risks detailed from time to time in Genitope Corporation’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K for the fiscal year ended December 31, 2003 and the Quarterly Reports filed on Form 10-Q for the quarters ended March 31 and June 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

~financial statements to follow~

	GENITOPE CORPORATION
	(A DEVELOPMENT STAGE ENTERPRISE)
	CONDENSED STATEMENTS OF OPERATIONS
	(in thousands, except per share data)
	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating expenses:
Research and development	$5,642	$5,108	$16,802	$14,124
Sales and marketing	376	351	1,309	989
General and administrative	932	850	2,427	2,071

Total operating expenses	6,950	6,309	20,538	17,184

Loss from operations	(6,950)	(6,309)	(20,538)	(17,184)
Loss on extinguishment of convertible notes and cancellation of Series E convertible preferred stock warrants	—	(3,509)	—	(3,509)
Interest expense	(1)	(695)	(3)	(1,530)
Interest and other income, net	207	18	364	60

Net loss	(6,744)	(10,495)	(20,177)	(22,163)
Dividend related to issuance of convertible preferred shares and the beneficial conversion feature of preferred stock	—	—	—	(18,407)

Net loss attributable to common stockholders	$(6,744)	$(10,495)	$(20,177)	$(40,570)

Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(5.62)	$(1.03)	$(22.27)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	23,852	1,866	19,609	1,822

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,829	$29,790
Short-term investments	27,150	—
Prepaid expenses and other current assets	350	388

Total current assets	66,329	30,178
Property and equipment, net	1,554	1,917
Other assets	257	257

Total assets	$68,140	$32,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,545	$2,781
Accrued and other current liabilities	1,168	781
Current lease obligations	26	26

Total current liabilities	2,739	3,588
Noncurrent lease obligations	—	22

Total liabilities	2,739	3,610

Stockholders’ equity:
Common stock	24	17
Additional paid-in capital	174,325	119,323
Notes receivable from stockholders	—	(48)
Deferred stock compensation	(973)	(2,787)
Accumulated other comprehensive loss	(35)	—
Deficit accumulated during the development stage	(107,940)	(87,763)

Total stockholders’ equity	65,401	28,742

Total liabilities and stockholders’ equity	$68,140	$32,352